Spectral Capital Announces Closing of crwdunit Acqusition

SEATTLE, December 11, 2024 – Spectral Capital Corporation (OTCQB: FCCN), a pioneer in Quantum as a Service (QaaS) computing and decentralized cloud infrastructure, is pleased to announce that it has closed the proposed acquisition of crwdunit, inc., a Delaware corporation (“crwdunit”) in exchange for 3,750,000 shares of Spectral stock.

“On September 10, 2024, we announced that we had entered into an Exchange Agreement to acquire crwdunit.  I see this technology as critical to growing into our role as a leading provider of quantum-forward edge and hybrid computing solutions.  I’m also pleased to welcome the crwdunit stakeholders to the Spectral family.”  Announced Spectral chairman Sean Michael Brehm.

On December 10, 2024, Spectral entered into and closed an Agreement and Plan of Business Combination (“Agreement”) that provided for the merger of crwdunit, inc. into Spectral QDA Holdings, Inc., a wholly owned subsidiary of Spectral (“QDA”).  The Agreement provides that Spectral and QDA will take on responsibility to the crwdunit stakeholders for the issuance of their tokens as well as the delivery to each crwdunit stakeholder of their appropriate number of Spectral shares.  Stakeholders in crwdunit will receive 1 share of Spectral stock for every $4.00 that they invested into the crwdunit platform.

“100% of the 3,750,000 shares issuable in this transaction will go to the stakeholders who made an investment in the crwdunit platform and are now welcomed to the Spectral family.” Said Spectral CEO Jenifer Osterwalder.

“With the crwdunit technology, commercial prospects and community of stakeholders now part of Spectral, I’m confident that we will be positioned to realize our growth ambitions over the next several months and years.” Concluded Mr. Brehm.

About Spectral Capital Corporation: Founded in 2000 and based in Seattle, Washington, Spectral Capital (OTCQB:FCCN) is a technology startup accelerator and quantum incubator. We specialize in Quantum as a Service (QaaS), leveraging our proprietary Distributed Quantum Ledger Database technology (DQ-LDB) to offer secure, advanced storage and computing solutions.

Forward-Looking Statements

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and FCCN's growth and business strategy. Words such as "expects," "will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although FCCN believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of FCCN. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in FCCN's business; competitive factors in the market(s) in which FCCN operates; risks associated with operations outside the United States; and other factors listed from time to time in FCCN's filings with the Securities and Exchange Commission. FCCN expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in FCCN's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For more information, please visit www.spectralcapital.com.